UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2015

San Juan Basin Royalty Trust

(Exact name of registrant as specified in the

Amended and Restated San Juan Basin Royalty Trust Indenture)

Texas	1-8032	75-6279898
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Compass Bank, Trust Department 300 W. 7th Street, Suite B Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 809-4553

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 18, 2015, the San Juan Basin Royalty Trust (the “Trust”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing, among other things, that it will not make a monthly cash distribution to the holders of its units of beneficial interest for the month of May 2015. Normally a distribution would be made in May based principally upon production during the month of March 2015. However, due primarily to the low natural gas pricing and higher capital costs during the month of March, cash attributable to the royalties will be utilized to pay administrative expenses and to increase cash reserves. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated May 18, 2015.

In accordance with general instruction B.2 to Form 8-K, the information in this Form 8-K shall be deemed “furnished” and not “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS BANK, AS TRUSTEE FOR THE SAN JUAN BASIN ROYALTY TRUST (Registrant)

By:	/s/ Lee Ann Anderson
Lee Ann Anderson
Vice President and Senior Trust Officer

Date: May 18, 2015

(The Trust has no directors or executive officers.)